Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Media Corporation:

We consent to the incorporation by reference in the following registration statements of Liberty Media Corporation of our reports dated February 26, 2020, with respect to the consolidated balance sheets of Liberty Media Corporation and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive earnings (loss), cash flows, and equity for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Liberty Media Corporation.

Our report refers to changes in the method of accounting for leases and revenue.

Description	Registration Statement No.	Description
S-8	333-235374	Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended
S-8	333-229965	Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended
S-8	333-222135	Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended
S-8	333-219885	Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended
S-3ASR	333-219009	Registration of shares of Liberty Media Corporation’s Series C Liberty Formula One common stock
S-8	333-216318	Liberty Media Corporation 2013 Incentive Plan (Amended and Restated as of March 31, 2015), as amended
S-8	333-211245

Liberty Media Corporation 2013 Incentive Plan (Amended and Restated as of March 31, 2015), as amended; Liberty Media Corporation 2013 Nonemployee Director Incentive Plan (Amended and Restated as of December 17, 2015), as amended; Liberty Media Corporation Transitional Stock Adjustment Plan, as amended

S-8	333-210818	Liberty Media 401(k) Savings Plan

/s/ KPMG LLP

Denver, Colorado
February 26, 2020